NewtekOne®
Your Business Solutions Company

NewtekOne, Inc. Forecasts Originating Approximately $1.4 Billion in Business Loans in 2024

In 2025, NewtekOne, Inc. Forecasts Originating Approximately $1.9 Billion in Business Loans

Boca Raton, FL December 5, 2024 - NewtekOne, Inc. ("the Company") (NASDAQ: NEWT) announced today that it affirmed its forecasts originating approximately $1.4 billion in business loans in 2024 across all of its loan products including SBA 7(a) loans, SBA 504 loans, alternative loan program loans, CRE conforming loans, and C&I conforming loans. The Company forecasts originating approximately $1.9 billion in business loans across all its loan products in 2025, which would represent an approximate 36% increase over its expectations for the 2024 total business loan origination. Most of the 2025 loan origination growth is expected from the alternative loan program, CRE conforming loans, C&I conforming loans, and SBA 504 loans. It is important to note that in the second quarter 2023, the Company ceased originating its SBA 7(a) loans at Newtek Small Business Finance ("NSBF"), the Company's non-bank lender, and since that time all SBA 7(a) loans have been originated by Newtek Bank, N.A. As a result, the actual growth in SBA 7(a) originations should be viewed as growth on a historical consolidated basis rather than just at Newtek Bank, N.A. Given our 20-year history of originating SBA 7(a) loans, we have always grown our loans prudently and reasonably in a controlled, diversified manner.

The following table breaks down the full year 2024 and full year 2025 loan origination forecasts for each loan category, on a consolidated basis, and the corresponding year-over-year forecasted growth.

Loan Type	FY 2024 Loan Origination Forecast	FY 2025 Loan Origination Forecast	Percentage Increase Full Year 2024 Loan Origination Forecast vs. Full Year 2025 Loan Origination Forecast
SBA 7(a)	$ 935.0	$ 1,000.0	6.95%
SBA 504	$ 125.0	$ 250.0	100.00%
Alternative Loan Program Loans	$ 250.0	$ 500.0	100.00%
CRE Conforming Loans	$ 60.0	$ 100.0	66.67%
C&I Conforming Loans	$ 35.0	$ 60.0	71.43%
Total	$ 1,405.0	$ 1,910.0	35.94%

*Forecasts in millions

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2 Barry Sloane, President, Chairman and CEO said, “We are extremely pleased with the progress we have made as we approach the first two full years of operating our federally regulated bank holding company, NewtekOne, Inc., and our OCC-regulated nationally chartered bank, Newtek Bank N.A. We believe the economy continues to be quite strong with only some pockets of weakness, which are well within our loss expectations, however our success in originating loans, both within the bank, funded by deposits, as well as at the bank holding company, primarily funded by securitizations and other secured debt, is part of our overall strategy to provide a best-in-class loan solution to our clients led by our alternative loan program, SBA 504, and SBA 7(a) loan products. Through these three loan products, the bank holding company provides features to borrowers, generally not available from FDIC-insured regulated banking institutions. These features include 10- to 25-year amortization schedules without balloon payments to minimize monthly payments with elongated principal repayment terms. Essentially, we are trading the longer amortization periods without balloon payments for multiple personal guarantees from business owners and operators. These guarantees are not partial but full guarantees, and they are joint and several for the principal and interest on the loan. Business owners and guarantors are more than willing, with confidence, to personally guarantee these business loans for the flexibility we give them regarding dividend distribution, additional leverage, future acquisitions, and financial reporting that are typical friction points for borrowers with banks. For over two decades, we have had experience enforcing personal guarantees and liquidating collateral to recover amounts owed. On a consolidated basis, our loan servicing portfolio is in excess of $3.5 billion, and we are an S&P- rated servicer. We take personal guarantees and liens on personal and business assets in our programs as a tradeoff for limited to no covenants in our alternative loan program, SBA 7(a), and SBA 504 products. Our 20 years of experience in lending gives us a tremendous database and history in all types of economic environments including high and low interest rate environments as well as strong and weak economies, which enables us to appropriately forecast what we believe our anticipated losses will be on a go-forward basis.”

3 Mr. Sloane continued, “While some people refer to us as a Fintech company, we tend to reject that nomenclature as our organization thrives on people and process, while appropriately utilizing technology to exchange data with the client in a frictionless environment and enabling our internal staff to put together loan assembly and credit memos quickly and effortlessly, both of which, in turn, provide an enjoyable experience for our clients. On any given day, NewtekOne receives between 600 to 900 business referrals from contracted alliance partners and has accumulated approximately 2.5 million referrals in its database over its 20-year operating history. Independent businesses come to us for financing, and we provide the best solution for them with one of our many financing programs, which include SBA 7(a), SBA 504, alternative loan program solutions, conforming standard bank C&I loans, with full covenant packages due in three-to-five years, and conforming commercial real estate loans, with typical bank underwriting, balloon payments, lower margins, and lower levels of expected losses. The conforming C&I loans and conforming CRE loans will have lower expected losses and lower CECL reserves, as a percentage of loan balance, at Newtek Bank versus the SBA 7(a) product. This will give us a more diversified credit exposure portfolio at Newtek Bank.” Mr. Sloane further commented, “Some of the things that you can anticipate going forward is a more diverse portfolio of loan types at Newtek Bank, which was part of our original multi-year plan that we submitted when applying to acquire National Bank of New York City. Our over two decades of lending experience has demonstrated that the best risk mitigation and management tools are led by diversification of industry type, credit type, geography, and diversified risk allocation. We are confident and look forward to continuing to demonstrate that we can be the premier lender that funds independent business owners in all 50 states, as well as providing our alliance partners, that don’t typically make or desire to make these types of loans, the ability to offer these types of loan products and reap the benefits of satisfying their customers’ needs using our frictionless client-acquisition and loan- application processing from A-to-Z. Our product set provides borrowers the flexibility and terms they desire to manage and run their business and grow their risk-adjusted returns. It is truly the only way to be able to provide loan products of the highest quality to our existing and potential clients, which then drives greater value to our shareholders and alliance partners. Simply put, we are different than the typical fintech lender or commercial financial institution that simply makes traditional loans with a smaller menu of options. It is also important to note that in the SBA 7(a) space, 75% of the loan originations are sold off the balance sheet gains on sale are recorded. SBA 504 loan originations in 2024 were also sold and gains on sale were recorded, so that the balance sheet will not have the type of growth that a traditional bank would have that holds these loans on its balance sheet with this level of originations.”

4 Mr. Sloane concluded, “I believe it is important to reiterate that our loans held at the holding company are valued at fair value versus more traditional bank-holding-company accounting where loans are carried at amortized cost, net of deferred fees and costs and related credit loss reserves. Fair-value accounting has loss expectations on a go-forward basis embedded in the price at fair value. We will continue to provide additional disclosures to give investors and analysts a better understanding that the Company fully accounts for future losses and charge offs that it anticipates based on its 20-years’ worth of experience as one of the leading lenders to small business over its history. Lastly, we are maintaining our annual common and diluted earnings per share forecasts of $1.85 to $2.05 for 2024, and $2.00 to $2.25 for 2025. We are excited about our full year 2024 earnings call to further elaborate on the successes of 2024 and the excitement for our projections in 2025.” About NewtekOne, Inc. NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries (collectively, “NewtekOne”), provides a wide range of business and financial solutions under the Newtek® brand to independent business owners. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to independent business owners across all 50 states to help them grow their sales, control their expenses, and reduce their risk. NewtekOne’s and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions. Newtek®, NewtekOne®, Newtek Bank®, National Association, Your Business Solutions Company®, One Solution for All Your Business Needs® and Newtek Advantage are registered trademarks of NewtekOne, Inc.

5 Note Regarding Forward-Looking Statements Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995 are based on the current beliefs and expectations of NewtekOne's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission which are available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. SOURCE: NewtekOne, Inc. Investor Relations & Public Relations Contact: Jayne Cavuoto Telephone: (212) 273-8179 / jcavuoto@newtekone.com